Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118113 and 333-196274) and on Form S-3 (Nos. 33-38869, 33-63119, 333-46055, 333-62156, 333-69294, 333-82212, 333-121502, 333-121504, 333-125077, 333-131393, 333-135816, 333-135962, 333-137093, 333-178413, 333-184878, 333-201264 and 333-208815) of our reports relating to the consolidated financial statements and financial statement schedule of Vector Group Ltd. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated March 1, 2018 appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP
Certified Public Accountants
Miami, Florida
March 1, 2018